Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

SPP PROCESS TECHNOLOGY SYSTEMS LTD.

and

TEGAL CORPORATION

February 9, 2011

(continued)

(continued)

Exhibits

A           Form of Escrow Agreement

B           Bill of Sale

C           Assignment and Assumption Agreement

D           Trademark License Agreement

This ASSET PURCHASE AGREEMENT is entered into as of February 9, 2011 (the “Effective Date”) by SPP Process Technology Systems Ltd., a company incorporated and registered in England and Wales (“Purchaser”), and Tegal Corporation, a Delaware corporation (“Seller”).  Purchaser and Seller are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

A.           Seller is engaged in the following businesses, among others:  (a) the development, design, manufacture, marketing and servicing of its “Deep Reactive Ion Etch” plasma etch systems and related Intellectual Property (the “DRIE Business”); (b) the development and commercial exploitation of its Compact™ cluster platform and related Intellectual Property (the “Compact Business”); and (c) the development and commercial exploitation of its low-temperature, single-wafer parylene deposition Intellectual Property (the “Pluto Business” and, together with the DRIE Business and the Compact Business, the “Included Businesses”); and

B.           On the terms and subject to the conditions of this Agreement, Purchaser desires to purchase and acquire from Seller, and Seller desires to sell and transfer to Purchaser the Purchased Assets (as defined below);

NOW, THEREFORE, in consideration of respective covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1         Definitions.  As used herein, the capitalized terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time in accordance with its terms.

“Alcatel Lucent Agreements” means, collectively, the Asset Purchase Agreement dated September 2, 2008 by and among Alcatel Lucent, Alcatel Micro Machining Systems (“AMMS”) and Seller, and agreements entered into by Seller with Alcatel Lucent or AMMS or any of their respective Affiliates pursuant thereto or in connection therewith or relating thereto.

“Business Day” means any day of the year on which banking institutions in both the State of California and the City of London, England are open to the public for conducting business and are not required or authorized to close.

“Business Records” means organizational documents, business permits, share registers (including with regard to Tegal France the shares official register (“registre des mouvements de titres” and “comptes individuels d’actionnaires”)), capitalization tables, financial statements, accounting ledgers, budgets, forecasts, catalogues, sales literature, marketing and advertising materials, bill of materials and kitting lists, technical manuals, engineering drawings, schematics, quality documentation, test and assembly documentation, customer and supplier lists, production records, operating data and plans, research and development notes and reports, employment records, regulatory files, correspondence and any other books, records, files, documents and information, whether maintained in paper, electronic or any other format or medium.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Copyrights” means United States and foreign copyrights, rights under copyrights, and original works of authorship, whether registered or unregistered, together with any registrations and applications for registration thereof.

“Employee Benefit Plan” means an employee compensation or benefit plan, program or arrangement of any kind, and each plan, program or agreement, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation (including any nonqualified deferred compensation plan within the meaning of §409A of the Code), pension or retirement, workers compensation, medical, life insurance, disability or other welfare plan, educational assistance, loan, expatriate relocation or assistance, unfulfilled relocation obligations, severance, change in control, retention, employment, holiday, cafeteria, vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program, or arrangement, and any form of benefit described in any applicable offer letter or employment agreement or engagement under which any employee has any present or future right to benefits.

“Employees” means, collectively, the employees of Seller and Tegal France.

“Encumbrance” means any lien, charge, mortgage, covenant, easement, claim, encumbrance, restriction, security interest, pledge, or title defect, whether arising by Contract or by operation of Law.

“Environmental Law” means any Law as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank, N.A.

“Escrow Agreement” means the agreement entered into by and among Seller, Purchaser and the Escrow Agent at Closing in substantially the form attached hereto as Exhibit A.

“Excluded Businesses” means all of Seller’s business activities other than the Included Businesses.

“French Subsidiary Shares” means all of the 1,176,556 issued shares of Tegal France, representing one hundred percent (100%) of the securities of, and the ownership and proprietary interests in, Tegal France as of the Closing.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any supranational, international, national or federal legislative, regulatory, administrative or judicial body, including any court or tribunal, or governmental authority, whether foreign or domestic; each political subdivision thereof; any agency, authority, ministry, bureau, department, commission, instrumentality or officer thereof exercising executive, legislative, judicial, regulatory, taxing or administrative functions, and any quasi governmental or regulatory agency, body or authority, including the European Union, and the European Central Bank.

“IFRS” means International Financial Reporting Standards.

“Included Assets” means the Purchased Assets and the Tegal France Assets.

“Included Contracts” means the Assigned Contracts and the Tegal France Contracts.

“Included Liabilities” means the Assumed Liabilities and the Tegal France Liabilities.

“Included Intellectual Property” means the Purchased Intellectual Property and the Tegal France IP.

“Intellectual Property" means all of the following, whether arising or existing under the laws of the United States or any other jurisdiction:  (a) Patents; (b) Marks and the goodwill associated therewith; (c) Copyrights, mask works, proprietary source code, advertising and marketing materials and other works of authorship; (d) uniform resource locator (URL) and internet domain name registrations; (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and confidential or proprietary information (including any inventions, improvements, formulations, discoveries, designs, research, business plans, drawings, notes, technical data, customer data, financial information, pricing and cost information, bills of material or other similar information); (g) rights to bring any demand, action or claim for infringement, including the right to receive all damages, royalties, payments, fees and other amounts related thereto; and (h) other proprietary, industrial, or intellectual property rights now known or hereafter recognized to the full extent that the same may be susceptible to or recognized and/or extended any form of protection by a Governmental Authority.

“Inventory” means finished goods, work-in-process inventory, raw materials, spare and replacement parts, and repair and maintenance materials.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means the knowledge of Thomas R. Mika, Christine T. Hergenrother or Nicolas Launay.  An individual has “knowledge” of a fact for purposes of this definition when the individual has actual knowledge of it or of facts which would indicate to a reasonable person the existence thereof.

“Law” means any supra-national, European Union, national, federal, state, regional, local or other law, rule, statute, ordinance, Order, regulation or subordinate legislation or common law or civil code of any Governmental Authority of any competent jurisdiction, whether in the United States or elsewhere.

“Liability” means any liability, debt, responsibility or obligation of any kind (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether or not of the kind required to be reflected in a balance sheet prepared in accordance with GAAP (with respect to Seller Parties) or IFRS (with respect to Tegal France), and whether due or to become due).

“Mark” means any United States or foreign trademark, service mark, trade dress, logo, trade name or corporate name, whether registered or unregistered, together with any registrations, and applications for registration thereof.

“Material Adverse Effect” means any event, effect, circumstance or change that, individually or together with all other events, effects, circumstances or changes, is or would reasonably be expected to be materially adverse to the value or utility of the Included Assets taken as a whole, or to the ability of Seller to consummate the transactions contemplated in this Agreement or the other Transaction Documents taken as a whole; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of any events, effects, circumstances or changes to the extent they result from (a) changes in the general economic conditions in the United States or France that do not disproportionately impact the Included Assets in any material respect; (b) changes generally in the semiconductor industry that do not have a disproportionate effect on the Included Assets taken as a whole in any material respect; (c) the announcement of the acquisition of the Purchased Assets or the pendency of the transactions contemplated hereby; (d) the performance by Seller of its obligations under this Agreement and the other Transaction Documents or otherwise taken with the express written consent of Purchaser; (e) changes in GAAP (with respect to Seller Parties) or IFRS (with respect to Tegal France), or applicable Laws after the Effective Date; (f) acts of God, calamities, acts of war, terrorism or military action or the escalation thereof.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Other Subsidiaries” means the subsidiaries of Seller other than Tegal France.

“Patents” means United States and foreign patents, patent applications, registered design, registered design applications, disclosures relating thereto (and any patents that issue as a result of those patent applications), any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents, and patent applications.

“Permits” means all licenses, permits, franchises, accreditations, certifications, certificates of need, approvals, authorizations, consents or Orders of, or filings with, any Governmental Authority.

“Permitted Encumbrance” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings (for the avoidance of doubt, Seller shall be responsible for the payment of all such Taxes to the extent provided by Section 6.2); (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business that are not material to the Included Businesses or the Included Assets or Assumed Liabilities and that are not resulting from a breach, default or violation by any Seller Party of any Contract or instrument for charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings; (iii) zoning, entitlement and other land use and environmental regulations or other requirements by any Governmental Authority provided that such regulations or other requirements have not been violated; (iv) licenses to Purchased Intellectual Property granted by Seller to third parties on or before the Closing Date and in existence as of the Closing Date and as listed on Section 4.7(a) of the Disclosure Letter; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Included Asset subject thereto or affected thereby; provided, that any Liabilities arising out of any contested charges or assessments under clause (i) or contested liens under clause (ii) shall be Excluded Liabilities for which Purchaser shall be indemnified under ARTICLE VII.

“Person” means an individual or an association, corporation, partnership, trust, firm or any other entity, group or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, expert dispute resolution or determination, hearing, inquiry, audit, examination, investigation or other proceeding threatened in writing, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel, including any civil, criminal, administrative, investigative or appellate proceeding, whether formal or informal.

“Property Taxes” means real property Taxes, personal property Taxes and similar ad valorem obligations.

“Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental Authority (whether provisional, supplemental, or otherwise), anywhere in the world.

“Seller Parties” means Seller and any Other Subsidiary that owns, leases or has any rights with respect to the Purchased Assets.

“Software” means software, firmware, programs and databases in any form, including web content, machine code, assembly code, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons and forms, and all versions, updates, corrections, enhancements and modifications thereof, all class, data files, structures, header and include files, and all related documentation, developer notes, comments and annotations relating thereto.

“Tangible Personal Property” means machinery, equipment, furniture, fixtures, devices, materials, spare parts, supplies, computers, servers, routers, networking components, office equipment and supplies and other items of tangible personal property.

“Tax” means any tax, levy, impost, fee, duty, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, value-added, excess profits, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any interest, penalties and additions thereto, imposed by or owing to any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any election, schedule or attachment thereto and any amendment thereof, required to be filed with a Governmental Authority.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Tegal France” means Tegal France, SAS, a French société par actions simplifiée with a share capital of €1,176,556, with registered office located at 4, avenue du pré de Challes – 74940 Annecy le Vieux, France, registered with the Commercial Registry under number 511 899 544 R.C.S. Annecy and a wholly-owned subsidiary of Seller.

“Tegal France Contracts” means the Contracts to which Tegal France is a party.

“Tegal France IP” means the Intellectual Property owned by Tegal France.

“Tegal France Liabilities” means the Liabilities of Tegal France that are not Excluded Liabilities.

“Trademark License Agreement” means the trademark license agreement entered into by and among Seller and Purchaser at Closing in substantially the form attached hereto as Exhibit D.

“Transaction Documents” means this Agreement, the Trademark License Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement, the IP Assignments and the Mutual Release.

(a)        Other Defined Terms.  The following terms are defined in the Sections set forth below:

Term	Section
Allocation	2.8(a)
Allocation Schedule	2.8(a)
Assigned Contracts	2.1(f)
Assignment and Assumption Agreement	3.2(a)
Assumed Liabilities	2.3
Available Cash	2.6(b)(i)
Balance Sheet	4.6
Balance Sheet Date	4.6
Basket	7.4(a)
Bill of Sale	3.2(a)(ii)
Business Employees	4.19(a)
Cash Consideration	2.5(a)
Cash Deficiency	2.6(e)
Cash Surplus	2.6(d)
Closing	3.1
Closing Date	3.1
Closing Payment	2.5(c)(i)
Compact Business	Recital A
Compete	6.7
Current Assets	2.6(c)(ii)
Current Liabilities	2.6(c)(iii)
Customer Prepayments	2.6(c)(iv)
Damages	7.2
Designation Notice	2.1

Term	Section
Designee	2.1
Disclosure Letter	ARTICLE IV
DRIE Business	Recital A
Effective Date	Introductory paragraph
Escrow Funds	2.5(c)(ii)
Excluded Assets	2.2
Excluded Contracts	2.2(c)
Excluded Liabilities	2.4
Financial Statements	4.6
Included Businesses	Recital A
Included Permits	4.10(b)
Indemnified Party	7.5
Indemnifying Party	7.5
IP Assignments	3.2(a)(vi)
Lower Cap	7.4(b)
Minimum Cash	2.6(c)(v)
Mutual Release	3.2(a)(xi)
Net Working Capital	2.6(c)(vii)
Nonassignable Assets	2.7
Party, Parties	Introductory paragraph
Pluto Business	Recital A
Pre-Closing Statement	2.6(b)
Purchase Price	2.5(a)
Purchase Price Cap	7.4(b)
Purchased Assets	2.1
Purchased Intellectual Property	2.1(c)
Purchaser	Introductory paragraph
Purchaser Indemnified Parties	7.2
Seller	Introductory paragraph
Seller Indemnified Parties	7.3
Straddle Period	6.2(b)
Tax Matter	6.2(g)(i)
Tegal Employee Plan	4.20(a)
Tegal France Assets	2.1(k)
Tegal France Employee	4.19(d)

Term	Section
Third-Party Intellectual Property	4.7(b)
Transfer Taxes	6.2(a)
Transferred Employee	6.5
Unresolved Claim	7.6(b)
WARN Obligations	4.19(h)

1.2         Other Definitional and Interpretive Matters.

(a)         Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)           Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(ii)          Dollars.  Any reference in this Agreement to $ shall mean United States dollars.

(iii)         Accounting Terms.  Accounting terms used and not otherwise defined in this Agreement with respect to Seller Parties shall have the meanings given to them under GAAP.  Accounting terms used and not otherwise defined in this Agreement with respect to Tegal France shall have the meanings given to them under IFRS.

(iv)        Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(v)          Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(vi)         Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article,” “Section” or “Schedule” are to the corresponding Article or Section of or Schedule to this Agreement unless otherwise specified.

(vii)        Herein.  Words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(viii)       Including.  The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters following it, nor shall any preceding general statement limit the specific or similar items or matters following it.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement and if any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1         Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, Seller shall, and shall cause the Other Subsidiaries to, sell, assign, transfer and deliver to Purchaser or one or more Persons designated by Purchaser pursuant to this Section 2.1 (each, a “Designee”), and Purchaser agrees to, and to cause its Designees to, purchase, acquire and accept from the Seller Parties, all of the following, free and clear of any Encumbrance other than Permitted Encumbrances (the “Purchased Assets”):

(a)         Tegal France.  The French Subsidiary Shares, together with all rights attaching to the French Subsidiary Shares at Closing, including the right to receive all the dividends or distributions of any kind declared or paid after Closing Date;

(b)         Product Lines.  All product lines of the Included Businesses, including those described in Schedule 2.1(b), and any product improvements and future product developments and plans relating thereto; provided, however, that any such product improvements and business plans are provided without any warranty as to the quality or utility thereof;

(c)         Intellectual Property.  All Intellectual Property owned by Seller and the Other Subsidiaries that relates primarily to, or is used or held for use primarily in, the Included Businesses, including the Patents and Marks listed in Section 4.7(e) of the Disclosure Letter (the “Purchased Intellectual Property”);

(d)         Inventory.  All Inventory of the Seller and the Other Subsidiaries used or held for use in the Included Businesses, wherever located;

(e)         Tangible Personal Property.  All Tangible Personal Property of the Seller and the Other Subsidiaries (other than fixtures, leasehold improvements, computers, servers, routers, networking equipment, phones and other office machines and equipment and supplies) that is located in the Petaluma Facility and is used or held for use primarily in the Included Businesses;

(f)          Assigned Contracts.  All rights of the Seller and the Other Subsidiaries under the Contracts listed in Schedule 2.1(f) (collectively, the “Assigned Contracts”), together with any claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of Seller and the Other Subsidiaries arising under any of the foregoing, provided that Seller shall retain the right to receive any amounts payable under those Assigned Contracts listed in Schedule 6.6(b)(ii);

(g)         Records.  All Business Records that relate primarily to Tegal France or the Included Businesses, wherever located, but excluding the Business Records described in Section 2.2(i); provided that Seller may retain a copy of such Business Records;

(h)         Permits.  All Permits used primarily in the Included Businesses;

(i)          Alcatel Lucent Assets.  All assets, properties and rights acquired from Alcatel or AMMS pursuant to the Alcatel Lucent Agreements, except for (i) those assets, properties and rights that have been or are disposed of in the ordinary course of business prior to the Closing Date and (ii) any rights of Seller under Excluded Contracts;

(j)          Goodwill.  All goodwill and similar intangible assets of the Seller and the Other Subsidiaries associated primarily with the Included Businesses; and

(k)         General.  All property, assets and rights of the Seller and the Other Subsidiaries of every kind, character and description, tangible or intangible, contingent or absolute, wherever located, which are used or held for use primarily in, or that relate primarily to, the Included Businesses, whether or not similar to the items listed in Sections 2.1(a) through (k).

The Parties agree and acknowledge that Tegal France shall retain all of the assets, properties and rights it holds at the time of the Closing (the “Tegal France Assets”) and that Purchaser shall automatically acquire from Seller at Closing, by virtue of the transfer of the French Subsidiary Shares to Purchaser, all of Seller’s indirect interest in, and control over, the Tegal France Assets.  Purchaser may designate one or more of its wholly-owned subsidiaries to acquire and accept any or all of the Purchased Assets from Seller pursuant to this Section 2.1 or to assume any or all of the Assumed Liabilities from Seller pursuant to Section 2.3 below, or both, by delivering to Seller written notice of such designation (a “Designation Notice”), duly executed by Purchaser and acknowledged by each such Designee, no later than the Closing.

2.2         Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, Seller shall not, and shall not cause or allow the Other Subsidiaries to, sell, assign, transfer or convey to Purchaser or any Designee any assets or properties of the Seller Parties other than the Included Assets (collectively, the “Excluded Assets”), including the following:

(a)         Equity Interests.  Any equity securities or other ownership interests of any Seller Party in any subsidiary thereof or in any other Person other than the French Subsidiary Shares;

(b)         Product Lines.  All product lines of the Excluded Businesses, and any product improvements and future business plans relating thereto;

(c)         Accounts Receivable.  All accounts receivable as of the Closing Date of the Seller and the Other Subsidiaries relating to the Included Businesses;

(d)         Excluded Contracts.  All of the Contracts listed in Schedule 2.2(c) and any other Contracts to which a Seller Party is party that relate primarily to the Excluded Businesses and are not listed in Schedule 2.1(f) (the “Excluded Contracts”);

(e)         Intellectual Property.  All Intellectual Property owned by Seller and the Other Subsidiaries that relates exclusively to, or is used or held for use exclusively in, the Excluded Businesses;

(f)          Government Reimbursements.  The portion of any joint development project expense reimbursement received after the Closing from a French Governmental Authority that relates to (i) expenditures paid by Seller or Tegal France prior to the Closing or (ii) expenditures incurred by Seller or Tegal France prior to the Closing that are not Included Liabilities;

(g)         Cash.  All cash and cash equivalents held by the Seller Parties, subject to Section 2.6;

(h)         Tangible Personal Property.  Tangible Personal Property consisting of fixtures, leasehold improvements, computers, servers, routers, networking equipment, phones and other office machines and equipment and supplies used exclusively at Seller’s facility in Petaluma, California; and all items of Tangible Personal Property that are used or held for use primarily in the Excluded Businesses, wherever located;

(i)          Business Records.  All minute books, organizational documents, share registers and other books and records that pertain exclusively to the ownership, organization or existence of any Seller Party other than Tegal France; all personnel files and other employment records of the Seller Parties that do not pertain to current or former employees of Tegal France or any other Business Employees; and all other Business Records of the Seller Parties that pertain exclusively to the Excluded Businesses;

(j)          Tax Claims and Attributes.  All claims of the Seller Parties and Tegal France with respect to income Tax refunds, allowances, credits, deductions, exemptions, net operating loss carryovers, set-offs or other Tax attributes, except such items with respect to Tegal France as are allocated to Purchaser under Section 6.2;  and

(k)         General.  All rights, properties and assets of Seller and its subsidiaries that pertain exclusively to the Excluded Businesses.

2.3         Assumed Liabilities.  Notwithstanding anything to the contrary in this Agreement, Seller shall not, and shall not permit any of the Other Subsidiaries to, transfer, convey, assign or deliver, and Purchaser shall not, and shall not cause any of its Designees to, acquire or assume, any Liabilities of the Seller Parties other than the Assumed Liabilities as specifically described in this Agreement.  Without limiting the generality of the foregoing, upon the terms and subject to the conditions of this Agreement, Purchaser shall, or shall cause its Designee(s) to, assume, pay, perform and discharge when due only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)         Assigned Contracts.  All Liabilities under the express terms of the Assigned Contracts arising after the Closing Date, except to the extent the Liability or obligation arises out of any breach, act or omission that occurred on or prior to the Closing Date;

(b)         Warranty Obligations.  All Liabilities under the express terms of warranties pertaining to the Included Businesses that are described in Section 4.16 of the Disclosure Letter;

(c)         Post-Closing Operation.  Any Liabilities arising after the Closing from the ownership or operation of the Included Assets or the Included Businesses after the Closing; and

(d)         Other Commitments.  All Liabilities pursuant to the written terms of open purchase orders, open customer orders for spares and additional customer commitments, in each case to the extent (and only to the extent) expressly set forth on Schedule 2.3(d).

2.4         Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor any of its Designees shall assume or be liable for or otherwise be obligated to pay, perform or discharge, and Tegal France shall not be liable for or otherwise be obligated to pay, perform or discharge, any Liabilities of any Seller Party of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, known or unknown, and regardless of when asserted, other than the Assumed Liabilities (all such Liabilities of the Seller Parties that neither Purchaser nor any of its Designees are assuming are the “Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities include:

(a)         All Liabilities of any Seller Party or Tegal France that relate primarily to the Excluded Assets or the Excluded Businesses;

(b)         All Liabilities of any Seller Party that arise on or at any time after the Closing Date other than the Assumed Liabilities;

(c)         All Liabilities of Seller or any Affiliate of Seller other than Tegal France for Taxes, whether accrued or arising prior to, at or after the Closing Date, including any Liability for Transfer Taxes;

(d)         All Liabilities of Tegal France other than Current Liabilities incurred in the ordinary course of business prior to the Closing that are expressly listed in the Pre-Closing Statement, to the extent (and only to the extent) taken into account in the calculation of Net Working Capital.  Without limiting the foregoing, the following Liabilities of Tegal France are Excluded Liabilities:

(i)           all long-term liabilities incurred on or before the Closing Date;

(ii)          any income Tax obligations of Tegal France for Pre-Closing Tax Periods;

(iii)         Liabilities that arise from the violation of law or breach of contractual or other obligations prior to the Closing;

(iv)         Liabilities arising out of environmental claims relating to events that occurred or conditions that existed prior to the Closing;

(v)          Liabilities arising out of defect claims with respect to products delivered prior to the Closing; and

(vi)         Liabilities arising out of infringement claims relating to the Included Intellectual Property that are based on actions or omissions that occurred prior to the Closing Date;

(e)         All Liabilities of the Seller Parties and Tegal France for borrowed money or the deferred payment of purchase price or otherwise with respect to debt obligations;

(f)          All Liabilities of the Seller Parties for trade accounts payable;

(g)         All Liabilities relating to employees, consultants and directors of the Seller Parties, including with respect to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, or any employment, severance, retention or termination agreement;

(h)         All claims by equity or debt holders of any of the Seller Parties, including with respect to this Agreement and the transactions contemplated hereby, and all obligations, losses and other liabilities arising therefrom;

(i)          All debts, obligations and other Liabilities of the Seller Parties that do not relate to the Included Businesses;

(j)          All Liabilities relating to legal fees and expenses and other transactional costs incurred by the Seller Parties and Tegal France with respect to this Agreement and the transactions contemplated hereby; and

(k)         All debts, obligations and other Liabilities of the Seller Parties of any nature whatsoever that are not expressly assumed by Purchaser in Section 2.3.

2.5         Purchase Price.

(a)         Total Consideration.  The aggregate consideration (the “Purchase Price”) for the Purchased Assets shall be (a) one million six hundred one thousand one hundred fifty-nine dollars and twenty-three cents ($1,601,159.23) in cash, subject to adjustment pursuant to Section 2.6 (the “Cash Consideration”), and (b) the assumption of the Assumed Liabilities.

(b)         Taxes. The Purchase Price shall be exclusive of any Transfer Taxes, value added Tax, custom duties or any Taxes applicable to the transfer of any Purchased Assets.

(c)         Payments.  On the Closing Date:

(i)           Purchaser shall deliver one million four hundred one thousand one hundred fifty-nine dollars and twenty-three cents ($1,401,159.23) of the Cash Consideration, subject to adjustment pursuant to Section 2.6 (the “Closing Payment”), to Seller by wire transfer of immediately available funds to an account designated by Seller in writing at least two Business Days prior to the Closing Date; and

(ii)          Purchaser shall deliver $200,000 of the Cash Consideration (as adjusted from time to time in accordance with the Escrow Agreement, the “Escrow Funds”) by wire transfer of immediately available funds to an account specified by the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

2.6         Tegal France.

(a)         Prior to Closing Date, Seller shall, and shall cause each of its subsidiaries to, take such action prior to the Closing as may be necessary or advisable to ensure that (i) any debts, obligations and other liabilities of Tegal France that are Excluded Liabilities are repaid, performed or otherwise discharged prior to the Closing (except, in the case of any Tax liabilities of Tegal France, to the extent such liabilities are not due and payable, disregarding for this purpose any extension of time for payment); and (ii) Tegal France shall have no Liabilities at Closing other than Current Liabilities that, taken together, do not exceed Current Assets.

(b)         Seller has previously delivered to Purchaser a statement (the “Pre-Closing Statement”), certified by the Chief Executive Officer and Chief Financial Officer of Seller, setting forth:

(i)           Seller’s calculations of (A) Current Assets, (B) Current Liabilities, (C) Net Working Capital, (D) Available Cash, (E) Customer Prepayments, (F) Employee Retention Bonuses, (F) Minimum Cash and (G) the Cash Deficiency or Cash Surplus (if any), in each case as of the Closing Date; and

(ii)          a statement that Tegal France has no Liabilities other than Current Liabilities that were incurred in the ordinary course of business.

(c)         For purposes of this Agreement, the following terms shall have the following meanings, determined in accordance with IFRS:

(i)           “Available Cash” means cash and cash equivalents of Tegal France;

(ii)          “Current Assets” means the sum of the book values of (A) Available Cash, (B) accounts receivable of Tegal France (net of allowances for bad debt), (C) prepaid expenses of Tegal France, and (D) raw materials purchased by Seller in order to fill open orders under the Assigned Contracts listed in Schedule 6.6(b)(ii);

(iii)         “Current Liabilities” means the sum of the book values of (A) accounts payable of Tegal France, (B) accrued Liabilities of Tegal France (other than Excluded Liabilities), (C) Customer Prepayments, (D) Employee Retention Bonuses, and (E) any other accrued Liabilities of the Seller Parties that are Assumed Liabilities (including accrued amounts for installation and warranty obligations under Assigned Contracts);

(iv)         “Customer Prepayments” means the total book value of customer prepayments and deposits with respect to those Assigned Contracts listed in Schedule 6.6(b)(ii);

(v)          “Employee Retention Bonuses” means the aggregate amount of bonuses payable to Tegal France Employees who may be entitled thereto under the terms of the retention bonus program described in Section 4.19(c) of the Disclosure Letter;

(vi)         “Minimum Cash” means the minimum amount of cash and cash equivalents necessary for both (A) Tegal France to have Net Working Capital of not less than $1.00 and (B) Tegal France’s cash and cash equivalents to not be less than the book value of Customer Prepayments at Closing; and

(vii)        “Net Working Capital” means the difference in the book value of Current Assets, minus Current Liabilities.

(d)         If the amount of Available Cash exceeds the Minimum Cash (in each case, as calculated by Seller in the Pre-Closing Statement), the Cash Consideration shall be increased by an amount no greater than the difference between Available Cash and Minimum Cash (the “Cash Surplus”) ..

(e)         If the amount of Minimum Cash exceeds the Available Cash (in each case, as calculated by Seller in the Pre-Closing Statement) the Cash Consideration and Closing Payment payable by Purchaser pursuant to Section 2.5 shall be reduced by the amount of the difference between Minimum Cash and Available Cash (the “Cash Deficiency”).

(f)          In the event Purchaser determines that the actual Cash Surplus or Cash Deficiency as of the close of business on the Closing Date was different from that stated in the Pre-Closing Statement and notifies Seller of such discrepancy within 30 days after the Closing, a corresponding adjustment payment shall be made by Seller or Purchaser, as the case may be.  Absent manifest error, Purchaser’s calculation of actual Cash Surplus or Cash Deficiency shall be binding on the Parties.

2.7         Nonassignable Assets.  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract or Permit, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  Seller shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate with Purchaser at its request for a one year period in endeavoring to obtain such consents promptly (at Seller’s expense), provided that Seller shall not be responsible for the payment of any fees not required by the terms of a Nonassignable Asset in connection with its assignment.  To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, Seller and Purchaser shall cooperate in any lawful and commercially reasonable arrangement, as Seller and Purchaser shall agree, under which Purchaser would, to the extent practicable, obtain the economic claims, rights and benefits under such Nonassignable Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Purchaser.  Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets, and Purchaser shall indemnify and promptly pay Seller for all Assumed Liabilities associated with such Nonassignable Asset.  As of and from the Closing Date, Seller authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets and appoints Purchaser its attorney in fact to act in its name on its behalf with respect thereto.

2.8         Allocation of the Purchase Price.

(a)         The Parties agree that the amount of Purchase Price allocable to the French Subsidiary Shares is the amount set forth on Schedule 2.8.  In addition, the Purchase Price (including the Assumed Liabilities, to the extent properly taken into account under the Code) shall be allocated among the Purchased Assets and the non-competition covenant of Seller under Section 6.7 of this Agreement as set forth in a schedule (the “Allocation Schedule”).  The allocation set forth on the Allocation Schedule (the “Allocation”) shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and corresponding provisions of similar state, local or foreign Tax Laws.  Purchaser shall deliver the Allocation Schedule to Seller within sixty (60) days after the Closing Date for Seller’s review of such Allocation Schedule, and Purchaser shall reflect in such Allocation Schedule any comments or changes proposed by Seller that are reasonably acceptable to Purchaser no later than ten (10) Business Days after receipt thereof.

(b)         Purchaser and Seller (which, for purposes of this Section 2.8(b), shall include their respective Affiliates, to the extent applicable) shall file all applicable Tax Returns (including, without limitation, IRS Form 8594) consistent with the Allocation.  Neither Purchaser nor Seller shall take any Tax position inconsistent with such Allocation nor agree to any proposed adjustment to the Allocation by any Taxing Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and neither Purchaser nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation.  Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each of Purchaser and Seller shall deliver to the other Party a copy of its IRS Form 8594.  If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 2.8(b) and, to the extent necessary, the Parties shall file supplemental IRS Forms 8594 and deliver a copy to the other Party not later than thirty (30) days prior to such filing.

2.9         Bulk Transfer Laws.  Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk transfer” Laws of any jurisdiction within the United States that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; provided, however, that Seller agrees (i) to pay and discharge when due or to contest or litigate all claims of creditors which are asserted against Purchaser or the Purchased Assets by reason of such noncompliance, (ii) to indemnify, defend and hold harmless Purchaser from and against any and all such claims in the manner provided in ARTICLE VII and (iii) to take promptly all necessary action to remove any Encumbrance which is placed on the Purchased Assets by reason of such noncompliance.

ARTICLE III

THE CLOSING

3.1         Closing Date.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for hereunder (the “Closing”) shall take place at the offices of Purchaser’s counsel (or at such other place as the Parties may designate in writing) concurrently with the execution and delivery of this Agreement by Seller and Purchaser  (the “Closing Date”).  The Closing shall be deemed to be effective as of 11:59 p.m. Pacific Time on the Closing Date.

3.2         Deliveries.  At the Closing:

(a)         Seller shall deliver to Purchaser:

(i)           the share transfer form (“ordre de mouvement”) for the French Subsidiary Shares in favor of the Purchaser and the related Tax form (Cerfa form n°2759), duly executed by Seller, together with such additional documents and instruments, duly and validly executed by Seller, as may be required to vest in Purchaser or its Designee good and marketable title to the French Subsidiary Shares;

(ii)          a bill of sale vesting title in the Purchased Assets (except the French Subsidiary Shares for which the vesting title shall result from the share transfer form mentioned above) to Purchaser or its Designee in the form set forth in Exhibit B, duly executed by Seller and each Other Subsidiary that is transferring any Purchased Assets (the “Bill of Sale”);

(iii)         an assignment and assumption agreement relating to the Assigned Contracts in the form set forth in Exhibit C, duly executed by Seller and each Other Subsidiary that is transferring any Purchased Assets (the “Assignment and Assumption Agreement”);

(iv)         the Trademark License Agreement, duly executed by Seller;

(v)          evidence of the execution and delivery by the appropriate third parties of each of the consents, waivers and approvals described in Schedule 3.2(a)(v);

(vi)         written assignments to Purchaser or its Designee (the “IP Assignments”) of all rights in the Patents and Marks that are part of the Purchased Intellectual Property, duly executed by Seller and each Other Subsidiary that is transferring any such Registered Intellectual Property;

(vii)	the Escrow Agreement, duly executed by Seller;

(viii)       a certificate of non-foreign status of Seller pursuant to Treasury Regulations Section 1.1445-2(b);

(ix)          a legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Tegal, addressed to Purchaser and Seller and in a form acceptable to both Parties;

(x)           letter of resignation duly executed by the director (président) of Tegal France;

(xi)          an instrument, duly executed by Seller and Tegal France, pursuant to which Seller and Tegal France release each other from certain claims of liability, in a form reasonably satisfactory to Purchaser (the “Mutual Release”); and

(xii)         such other documents as Purchaser may reasonably request.

(b)         Purchaser shall deliver to Seller:

(i)           the Tax transfer forms (formulaire cerfa n°2759 DGI) with respect to the transfer of all the French Subsidiary Shares duly executed by Purchaser or its Designee;

(ii)          the wire transfers described in Section 2.5(c);

(iii)         the Assignment and Assumption Agreement, duly executed by Purchaser or its Designee;

(iv)         the Trademark License Agreement, duly executed by Purchaser or its Designee;

(v)          the Escrow Agreement, duly executed by Purchaser; and

(vi)         such other documents as Seller may reasonably request such as any Tax transfer forms duly executed by the Purchaser which filing is required in connection with the transfer of the Purchased Assets.

3.3         Physical Delivery of Tangible Assets.  To the extent that Included Assets are not actually delivered to Purchaser on the Closing Date, Seller shall effect physical delivery of any Tangible Personal Property acquired by Purchaser by providing Purchaser with physical access to the locations of such Included Assets; provided, however, that if Purchaser so requests, Seller shall, at Purchaser’s risk and expense, arrange for delivery of the Tangible Personal Property to the destination specified by Purchaser in written instructions provided at or promptly following the Closing.

3.4         Withholding Taxes.  Except for value added Taxes, Purchaser and Escrow Agent shall be entitled to deduct and withhold from any payment to any Person under the Transaction Documents such amounts as either of them is required to deduct and withhold with respect to the making of any such payment under any provision of Tax Law.  To the extent that amounts are so withheld or deducted and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of the Transaction Documents as having been paid to the Person in respect of which or whom such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as expressly set forth in the letter prepared and executed by Seller and delivered to Purchaser simultaneously with the execution hereof (the “Disclosure Letter”), Seller represents and warrants to Purchaser that all of the statements contained in this ARTICLE IV are true and complete as of the Effective Date (or, if made as of a specified date, as of such date).  The information disclosed in any section or subsection of the Disclosure Letter shall be deemed to relate to and to qualify only the particular representations or warranties set forth in the corresponding section or subsection of this Agreement and shall not be deemed to relate to or qualify any other representation or warranty provided herein unless the applicability of such disclosure to such other representation or warranty is reasonably apparent on its face.  The information disclosed in any section or subsection of the Disclosure Letter shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein, and the mere inclusion of an item in the Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has a Material Adverse Effect.

4.1         Organization and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  Seller has all requisite corporate power and authority to carry on the Included Businesses as presently conducted.

4.2         Authorization; Enforceability.

(a)         Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to be executed by Seller and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party have been duly and validly adopted and approved by a unanimous vote of the board of directors of Seller, and no other corporate proceeding on the part of Seller (including any action by the stockholders of Seller) is necessary to authorize the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which Seller is a party.

(b)         This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.  The other Transaction Documents, when duly and validly executed and delivered by Seller and the other parties thereto, will constitute the valid and binding obligations of Seller, each enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.3         Subsidiaries.

(a)         Tegal France.

(i)           Tegal France is a société par actions simplifiée duly organized and validly existing under the Laws of France.  Tegal France has all requisite power and authority to carry on the Included Businesses as presently conducted by Tegal France.  Tegal France is duly qualified, authorized or licensed to do business as a foreign entity in good standing in every jurisdiction in which the conduct of its businesses requires such qualification, authorization or license.  Seller has heretofore delivered to Purchaser complete and correct copies of the bylaws (statuts) or equivalent organizational documents of Tegal France, as presently in effect.  Thomas R. Mika is the President and sole director of Tegal France.

(ii)          Tegal France has an issued share capital of €1,176,556. Other than the French Subsidiary Shares, there are no securities issued or outstanding that are convertible into, or exchangeable or exercisable for, any shares or other securities of Tegal France, nor are there any options, warrants or other rights outstanding to acquire any shares or other securities of Tegal France.   Tegal France cannot be required, pursuant to an agreement or any undertaking whatsoever, to issue securities of any kind whatsoever in favor of third parties, including its employees.  All outstanding shares of Tegal France have been validly issued and are fully paid, and none has been issued in violation of any preemptive right, right of first refusal or similar right under applicable Law, any of the organizational documents of Tegal France or any other agreement, document or instrument to which Tegal France is a party or by which it is bound.  All of the outstanding shares of Tegal France were issued in material compliance with applicable securities Laws.

(iii)         The French Subsidiary Shares are held of record by, and owned for the exclusive and sole benefit of, Seller, free and clear of any Encumbrance and no shareholders’ agreement or agreement in favor of a third party binds the Seller or Tegal France with any preemptive right, right of first refusal, prohibition to sell, promise to sell or other similar right under applicable Law.  Upon consummation  of the transactions contemplated by this Agreement to occur at Closing, Purchaser will acquire full legal and beneficial ownership of all of the issued and outstanding shares of Tegal France, free and clear of any Encumbrance.

(iv)         Tegal France has not conducted any activity or incurred any Liabilities other than with respect to the Included Businesses.

(b)         Other Subsidiaries.  None of the Other Subsidiaries holds any assets, properties or rights that primarily relate to, or are used or held for use in, the Included Businesses.

4.4         Consents and Approvals; No Violations.

(a)         None of the execution and delivery by Seller of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the Purchased Assets under any provision of (i) the organizational documents of Seller or Tegal France, (ii) any Contract or Permit, (iii) any Order applicable to Seller, Tegal France or the Included Businesses or (iv) any applicable Law, excluding such violations, breaches or defaults which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)         No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Governmental Authority or other Person (including any of Tegal France’s employees) is required on the part of Seller or Tegal France in connection with (i) the execution and delivery of this Agreement or the Transaction Documents, the compliance by Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Included Contract or Included Permit, except as may be required as a result of facts or circumstances relating to Purchaser or its assets or properties.

4.5         Title to Properties; Good Title Conveyed.

(a)         Seller owns and has good, valid and marketable title to, or a valid leasehold interest in, and, to the Seller’s Knowledge, following the consummation of the transactions contemplated by this Agreement Purchaser will own and have good, valid and marketable title to, or a valid leasehold interest in, all the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.  Tegal France has good, valid and marketable title to, or a valid leasehold interest in, all of the Tegal France Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(b)         The documentation contemplated to be delivered to Purchaser at Closing pursuant to Section 3.2(a) will effectively vest in Purchaser good, valid and marketable title to all of the French Subsidiary Shares held by Seller.  The Bill of Sale, Assignment and Assumption Agreement and other instruments to be executed and delivered by Seller to Purchaser at the Closing will effectively vest in Purchaser good, valid and marketable title to, and ownership of, all of the other Purchased Assets to be transferred to Purchaser as contemplated by this Agreement free and clear of any Encumbrance (other than Permitted Encumbrances).

(c)         The Included Assets constitute all of the properties and assets of Seller and its subsidiaries that are used or held for use primarily in the Included Businesses.  No other assets, properties or rights are necessary for the conduct of the Included Businesses as presently conducted by Seller and its subsidiaries.  All items of Tangible Personal Property that are Included Assets are in reasonably good condition (ordinary wear and tear excepted).  All of the Tangible Personal Property owned by the Seller Parties that is used or held for use primarily in the Included Businesses is located in the Petaluma Facility.

4.6         Financial Statements.  Section 4.6 of the Disclosure Letter sets forth for Tegal France: (i) a statement of assets and liabilities (the “Balance Sheet”) as of December 31, 2010 (the “Balance Sheet Date”) and (ii) statements of income for the three-month and 9-month periods ended December 31, 2010 (collectively, the “Financial Statements”).  The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of Seller and its subsidiaries, have been prepared in accordance with IFRS applied on a consistent basis during the periods involved and fairly present the consolidated financial position and the consolidated results of operations (and changes in financial position, if any) of Tegal France as of the times and for the periods referred to therein (subject to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).  Tegal France has no Liabilities other than (a) Liabilities specifically reserved for in the Balance Sheet or (b) Current Liabilities incurred in the ordinary course of business since the Balance Sheet Date that do not exceed, in the aggregate, the Current Assets as of the Closing Date.

4.7         Intellectual Property.

(a)         Ownership.  Seller owns the Purchased Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances.  Tegal France owns the Tegal France IP free and clear of any Encumbrances other than Permitted Encumbrances.  Except for Third-Party Intellectual Property, the Included Intellectual Property constitutes all of the Intellectual Property necessary to conduct the Included Businesses in the same manner as conducted by Seller and Tegal France immediately prior to the Effective Date.  None of the Other Subsidiaries owns any Intellectual Property that is relevant in any material respect to the Included Businesses or otherwise necessary to conduct the Included Businesses in the same manner as conducted by Seller and Tegal France immediately prior to the Effective Date.

(b)         Inbound Licenses and Rights.  Other than “shrink-wrap” and similar commercially available end-user licenses, Section 4.7(b) of the Disclosure Letter (i) lists all Intellectual Property that any third party has licensed to Seller or Tegal France or otherwise authorized Seller or Tegal France to use, for use primarily in the Included Businesses (the “Third-Party Intellectual Property”), and (ii) indicates any such Third-Party Intellectual Property that requires the consent of any other Person (A) in connection with a change of control of Tegal France or (B) in order to be assumed, sold, transferred and assigned to Purchaser as contemplated by this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents.  Neither Seller nor Tegal France has materially breached any of the Contracts governing the Third-Party Intellectual Property, and, to the Knowledge of Seller, no other party to those Contracts has breached those Contracts.

(c)         No Restrictions.  Neither Seller nor Tegal France has any obligation to pay royalties, license fees or any other consideration to any Person to use, exploit, practice, sell or dispose of the Purchased Intellectual Property.  To the Knowledge of Seller, there is no Proceeding or Order that prohibits or restricts, or seeks to prohibit or restrict, any use of the Included Intellectual Property by Seller or Tegal France.  To the Knowledge of Seller, no Person has any rights in the Included Intellectual Property that could cause any reversion or renewal of rights in favor of that Person or termination of the Seller’s or Tegal France’s or, immediately after the Closing, Purchaser’s rights in the Purchased Intellectual Property.

(d)         Perfection of Ownership Rights.  With respect to the Included Intellectual Property, except as set forth on Section 4.7(d) of the Disclosure Letter, since September 16, 2008, Seller has secured valid written assignments, in substantially the form provided to Purchaser, from all consultants and employees of a Seller Party who contributed to the creation or development of Included Intellectual Property of the rights to such contributions that Seller or Tegal France do not already own by operation of Law.

(e)         Registered Intellectual Property.  Section 4.7(e) of the Disclosure Letter separately lists all Registered Intellectual Property included in the Included Intellectual Property.  To the Knowledge of Seller, all necessary registration, maintenance, renewal, and annuity fees and Taxes owed with respect to the material Registered Intellectual Property that is Included Intellectual Property on or before the Closing Date have been paid, and all necessary documents have been filed in connection with the material Registered Intellectual Property that is Included Intellectual Property.  There are no adverse actions or proceedings pending or, to the Knowledge of Seller, threatened by or before any Governmental Authority relating to the registrations or applications for such Included Intellectual Property.

(f)          Validity.  To the Knowledge of Seller, no opposition Proceedings have been commenced related to any item of Registered Intellectual Property included in the Included Intellectual Property in any jurisdictions where such procedures are available.

(g)         Outbound Licenses and Rights.  Section 4.7(g) of the Disclosure Letter lists all Contracts under which Seller or Tegal France has licensed or otherwise granted rights in any of the Included Intellectual Property to any Person, other than non-exclusive licenses granted by the Seller Parties in the ordinary course of business pursuant to documentation heretofore disclosed to Purchaser.  Section 4.7(g) of the Disclosure Letter also lists separately any of the following related to the Included Intellectual Property: (i) any exclusive rights granted to any third Person, (ii) any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person, and (iii) any other agreements that give other Persons the right to use, market or otherwise exploit or commercialize any of the Included Intellectual Property, other than non-exclusive licenses granted by the Seller Parties in the ordinary course of business.

(h)         Indemnity Agreements.  Neither Seller nor any subsidiary thereof has agreed, outside the ordinary course of business to indemnify, defend or otherwise hold harmless any other Person with respect to damages resulting or arising from the Included Intellectual Property.

(i)          No Violation of the Seller Parties’ Rights.  To the Knowledge of Seller (i) no Person has infringed or misappropriated any of the Included Intellectual Property in any material respect, and (ii) there is no ongoing infringement or misappropriation of any of the Included Intellectual Property.  Since September 16, 2008, neither Seller nor Tegal France has commenced or threatened any Proceeding or claim against any Person for infringement or misappropriation of the Included Intellectual Property or breach of any Contract involving the Included Intellectual Property.

(j)          No Violation of Third-Party Rights.  To the Knowledge of Seller, neither the conduct of the Included Businesses nor the creation, use, license or other transfer of the Included Intellectual Property by Seller infringe or misappropriate any other Person’s Intellectual Property rights.  Neither Seller nor any of its subsidiaries has received written notice of any pending or threatened Proceeding or claim in which any Person alleges that Seller or a subsidiary of Seller, in any way related to the Included Businesses or the Included Intellectual Property, has violated any Person’s Intellectual Property rights.  There are no pending Proceedings or claims between Seller or any of its subsidiaries and any other Person relating to the Included Intellectual Property.

(k)         Confidentiality.  Seller and Tegal France have taken commercially reasonable steps to protect and preserve trade secrets and other confidential information included in the Included Intellectual Property.

(l)          No Special Adverse Circumstances.  To the Knowledge of Seller, the Software that is included in the Included Intellectual Property does not contain any source or object code or other Intellectual Property that is not wholly-owned by Seller or Tegal France.  Neither Seller nor Tegal France is a member of, nor is either obligated to license or disclose any Intellectual Property to, any official standards setting organization or to any such organization’s members.  Seller and Tegal France have not used any Software of the type commonly referred to as “freeware” or “shareware” in a manner that requires the Included Intellectual Property to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge.

4.8         Material Contracts.  Section 4.8 of the Disclosure Letter sets forth a complete and accurate list of all Contracts to which Seller or Tegal France is a party and that relate primarily to the Included Assets or the Included Businesses other than Contracts that are not material, individually or in the aggregate, to the operation of the Included Businesses as presently conducted.  Each of the Included Contracts is in full force and effect and is the legal, valid and binding obligation of Seller or Tegal France, as applicable, and, to the Knowledge of Seller, of the other parties thereto, enforceable against each of them in accordance with its terms, except to the extent enforcement may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.  Neither Seller nor Tegal France is in default under any Included Contract, nor, to the Knowledge of Seller, is any other party to any Included Contract in breach of or default thereunder, and to the Knowledge of Seller no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Seller or Tegal France or any other party thereunder.  No party to any of the Included Contracts has exercised any termination rights with respect thereto, and no such party has given written notice, or to the Knowledge of Seller oral notice, of its intent to exercise such rights with respect to any Included Contract, other than in the ordinary course of business.  Seller has made available to Purchaser true, correct and complete copies of all of the Included Contracts, together with all amendments, modifications and supplements thereto.

4.9         Litigation.  There is no Proceeding with respect to the Included Assets, the Included Businesses or the transactions contemplated hereby pending or, to the Knowledge of Seller, threatened against Seller or Tegal France (or to the Knowledge of Seller, pending or threatened against any of the officers or directors of Seller or Tegal France in their capacities as such), or to which Seller or Tegal France is otherwise a party, before any Governmental Authority.  Neither Seller nor Tegal France is in violation of, or subject to, any Order regarding the Included Assets, the Included Businesses or the transactions contemplated hereby.  Seller is not presently engaged in any legal action related to the Included Assets, the Included Businesses or the transactions contemplated hereby to recover monies due it or for damages sustained by it.

4.10       Compliance with Laws; Permits.

(a)         Seller and Tegal France are in compliance in all material respects with all Laws applicable to the Included Businesses.  Neither Seller nor Tegal France has received any written notice from any Governmental Authority or been charged with the violation of any Laws.  To the Knowledge of Seller, neither Seller nor Tegal France is under investigation by any Governmental Authority with respect to the violation of any Laws applicable to the Included Businesses.

(b)         Section 4.10(b) of the Disclosure Letter contains a list of all Permits which are required for the operation of the Included Businesses as presently conducted and any other Permits granted to Seller with respect to the Included Businesses or to Tegal France (“Included Permits”).  Neither Seller nor Tegal France is in default or violation, and, to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, of any term, condition or provision of any Included Permit.  All material fees required to be paid in connection with the Included Permits have been paid.  There are no Proceedings pending or, to the Knowledge of Seller, threatened, relating to the suspension, revocation or modification of any of the Included Permits.

4.11       Real Property.  Neither Seller nor Tegal France owns any real property.  Section 4.11 of the Disclosure Letter sets forth a complete list of all real property and interests in real property leased, subleased, licensed or used or occupied by Tegal France as lessee or sublessor, including a description of each such real property lease, sublease or other agreement.  Tegal France has a valid, binding and enforceable leasehold interest under each lease described in Section 4.11 of the Disclosure Letter.  Seller has made available to Purchaser true, correct and complete copies of all such leases, together with all amendments, modifications or supplements, if any, thereto.  Tegal France has complied in all material respects with all norms and standards in respect of the construction, occupation and use of the premises and land covered by such leases.

4.12       Taxes; Tax Returns.

(a)         Tegal France is, and at all times has been, an association taxable as a corporation for U.S. federal income tax purposes.  All material Tax Returns required to be filed by Tegal France have been timely filed with the appropriate Taxing Authorities and the information provided on such Tax Returns is complete and accurate in all material respects.  Tegal France has not requested or been granted any extension of time within which to file a material Tax Return that has not yet been filed.  No claim has been received by Tegal France or any Seller Party that Tegal France is or may be subject to any material Tax for which Tegal France does not file Tax Returns.  All Taxes due and payable from or with respect to Tegal France, whether or not shown or required to be shown on a Tax Return, have been paid in full.  Tegal France has timely withheld and paid all Taxes required to be withheld and paid with respect to any employee, independent contractor, shareholder or other Person. No deficiency in respect of any material Tax has been proposed or assessed in writing against Tegal France, and Tegal France has not executed with current effect any waiver of or extended the statute of limitations on the audit of any material Tax Return or the assessment or collection of any material Tax.  No action, audit, proceeding, or investigation with respect to Taxes of Tegal France is pending or, to the Knowledge of Seller, threatened. Tegal France is not a party to or bound by any Tax allocation, indemnity or sharing agreement. Tegal France has not been a member of an affiliated group filing a consolidated United States federal income Tax Return or a tax consolidation scheme applicable to groups of companies provided for in Article 223A et seq. of the French General Tax Code, and Tegal France has no Liability for the material Taxes of any Person under any provision relating to consolidated, combined or unitary Tax filings, as a transferee or successor, by contract, or otherwise.  Tegal France has not been a party to any transaction that was intended to be governed, in whole or in part, by Section 355 or 367 of the Code.  Tegal France does not use a favorable or exceptional tax system the continuation of which depends on undertakings issued by Tegal France that must be complied with subsequent to the Closing Date.

(b)         No action, audit, proceeding, or investigation with respect to Taxes of any Seller Party is pending or, to the Knowledge of Seller, threatened.

(c)         Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(d)         None of the Purchased Assets is required to be treated as (i) owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) Tax-exempt use property within the meaning of Section 168(h)(1) of the Code.  None of the Purchased Assets directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code.

4.13       Books and Records.  The Business Records of Seller and its subsidiaries relating to the Included Businesses or to Tegal France are complete and correct in all material respects.  True and complete copies of all minute books and all stock record books of Tegal France have heretofore been delivered to Purchaser.  To the Knowledge of Seller, Tegal France has maintained substantially complete and accurate books and records of all its material company proceedings consistent with applicable Law.

4.14       Accounts Receivable.  Section 4.14 of the Disclosure Letter sets forth a current list and aging schedule of all accounts receivable of the Included Businesses.  All accounts receivable of the Included Businesses, whether or not reflected in Section 4.14 of the Disclosure Letter, represent sales actually made in the ordinary course of business.

4.15       Inventory.  Section 4.15 of the Disclosure Letter sets forth a current list of all Inventory of the Included Businesses.  All of the Inventory of the Seller Parties (to the extent related to the Included Businesses), and all of the Inventory of Tegal France, whether reflected in Section 4.15 of the Disclosure Letter, consist of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the Balance Sheet to fair market value or for which adequate reserves have been provided therein.  All Inventory not written off has been priced at the lower of average cost or market.  All work in process and finished goods inventory included in the Purchased Assets or owned by Tegal France is free of any defect or other deficiency.

4.16       Warranty Claims.  Section 4.16 of the Disclosure Letter sets forth (a) Seller’s customary forms of guaranty, warranty, right of return, right of credit or other indemnity related to the Included Businesses that legally binds Seller or Tegal France in connection with any licenses, goods or services sold by them, true and correct copies of each of which have been delivered to Purchaser, (b) a list of all sales transactions with respect to which there are outstanding warranties and (c) a summary of any non-standard terms included in outstanding warranties.  Since September 16, 2008, neither Seller nor any of its subsidiaries has received any written notice of any outstanding or unpaid material warranty or other claims of any kind related to the Included Businesses against such Person.

4.17       Product Liability.  Neither Seller nor Tegal France has any material Liability for, and, to Seller’s Knowledge, no event has occurred that is likely to result in a material Liability or Proceeding arising out of, any injury to individuals or property as a result of the ownership, possession or use of any product or service of the Included Businesses that is manufactured, sold, leased or delivered by Seller or Tegal France.

4.18       Insurance.  Section 4.18 of the Disclosure Letter lists all policies of insurance currently in effect for Tegal France.  Tegal France is sufficiently and validly insured with solvent insurers against the risks that are normally insured for, in particular its civil liability, in reasonably sufficient amounts in respect of the risks incurred, and Tegal France has not undertaken any activity other than the activities insured by these policies and those that they have replaced.  To the Knowledge of Seller, there is no threatened termination of any such policies or arrangements.  There are currently no claims pending against Seller or Tegal France under any insurance policies currently in effect and covering the Included Assets, the Included Businesses or any Business Employees, and all premiums due and payable with respect to the policies maintained by Seller or Tegal France have been paid to date.

4.19       Employees.

(a)         Set forth in Section 4.19(a) of the Disclosure Letter is a complete listing of the names, job titles and compensation or other remuneration of (i) all employees of Seller who render services in the conduct of the Included Businesses on a regular basis and (ii) all employees of Tegal France (collectively, the “Business Employees”).  Tegal France has not offered for sale or previously told any present or past employee of Tegal France that they would own or participate in any way whatsoever in any component of equity or other form of ownership of Tegal France, except as provided by French Law.

(b)         Seller and Tegal France have complied in all material respects with applicable Laws related to the employment of Business Employees, including, as applicable, provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining, dismissals, employee loans, employees representation and the payment of social security and other taxes.  Neither Seller nor Tegal France has any material Liability under any applicable Law related to the employment of any Business Employees.

(c)         Except as set forth in Section 4.19(a) of the Disclosure Letter, no Business Employee will be entitled, as a result of the transactions contemplated by this Agreement, to: (i) receive any payment, reward or benefit of any kind upon or following the Closing; or (ii) receive any enhancement in or improvement to his remuneration, benefits or terms and conditions of employment.  Section 4.19(c) of the Disclosure Letter sets forth the terms of any Employee Retention Bonus payable to each Business Employee.

(d)         Tegal France has in relation to its employees (the “Tegal France Employees”) and former employees:  (i) complied with all obligations, awards, orders and recommendations imposed on them or made by or under statute, statutory instrument, European Community or other Law, common law, contract, collective agreement, terms and conditions of employment, staff handbook, and company policy; and (ii) maintained (and continue to maintain) records which are accurate, up-to-date and complete in all material respects regarding the service of such persons including but not limited to adequate and suitable personnel records, records of working time, terms and conditions of employment, payments of statutory or other sick pay, statutory or other maternity pay, disciplinary, grievance and health and safety matters, income tax and social security contributions and termination of employment.

(e)         Except as set forth in Section 4.19(c) of the Disclosure Letter, Tegal France has not granted any right to its turnover or its income to its current or former officers, directors or employees. No agreement has been concluded by Tegal France or is binding on it that grants to any Person benefits exceeding those provided for by Law, any applicable collective bargaining agreements or collective labour agreements (in each case as described in Section 4.19(e) of the Disclosure Letter) and standard practice. Except as set forth in Section 4.19(e) of the Disclosure Letter, none of the current employees of Tegal France have been dismissed or have resigned.  Tegal France does not have any Liabilities relating to pensions, supplementary pensions, remuneration or allocations due to retirement or other similar benefits to employees, officers and directors of Tegal France, exceeding those provided for by Law, any applicable collective bargaining agreements or collective labour agreements (in each case as described in Section 4.19(e) of the Disclosure Letter), whether or not required to be reported in the Financial Statements.

(f)          With the exception of income, income-related, social-charges related and training-related Taxes in respect of the payment period current at the Effective Date, Tegal France does not have any outstanding or undischarged liability to pay to any Governmental Authority in any jurisdiction any material contribution, Tax or other levy arising in connection with the employment or engagement of personnel by Tegal France.

(g)         Tegal France is not a party to any collective bargaining agreement or other labor union contract applicable to Tegal France Employees and Seller does not know of any activities or proceedings of any labor union to organize any Tegal France Employees. Notwithstanding the aforementioned, it is mentioned for the avoidance of doubt, that Tegal France is subject to collective bargaining agreement(s) or other labor union contract(s) without being a party thereto, in particular due to ministerial decision(s) (arrêté(s) d’extension) as described in Section 4.19(g) of the Disclosure Letter.  To the Knowledge of Seller, Tegal France is in compliance with all applicable Laws relating to employment and employment practices, wages, hours, and terms and conditions of employment including duration of fixed term employment contracts.  There is no unfair labor practice charge or complaint pending against Tegal France before any Governmental Authority, nor is there any labor strike, material slowdown or material work stoppage or lockout actually pending or, to Seller’s Knowledge, threatened against or affecting Tegal France.  Tegal France has not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to Tegal France Employees since Seller’s purchase of Tegal France pursuant to the Alcatel Lucent Agreements.  There is no representation, claim or petition pending before any Governmental Authority, and no claim concerning representation exists relating to the Tegal France Employees.  There are no charges with respect to or relating to Tegal France pending before any Governmental Authority responsible for the prevention of unlawful employment practices; and neither Seller nor Tegal France has received notice from any Governmental Authority responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Tegal France or that such an investigation is in progress.

(h)         The transactions contemplated by this Agreement will not result in a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act, §29 U.S.C. 2101 et seq., or under any similar Law (separately and collectively the “WARN Obligations”), and Purchaser’s failure to hire or extend employment to any Employees in connection with the transactions contemplated by this Agreement will not result in a “plant closing” or “mass layoff” within the meaning of the WARN Obligations.

4.20       Employee Benefits.

(a)         Seller has delivered or made available to Purchaser an accurate and complete list of all Employee Benefit Plans maintained by Seller or Tegal France for the benefit of Tegal France Employees (each, a “Tegal Employee Plan”).  Each Tegal Employee Plan applicable to any Business Employee is in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable Law and has been administered in material accordance with its terms and such applicable Law.  There are no pending or, to the Knowledge of Seller, threatened, Proceedings, including claims or litigation, audits or inquiries from any Governmental Authority, with respect to any Tegal Employee Plan, other than ordinary and usual claims for benefits by participants and beneficiaries.  With the exception of any Tegal Employee Plan and collective bargaining agreement applicable to it, and/or unless listed in Section 4.19(g) of the Disclosure Letter, Tegal France is not party to or bound by any other collective labor agreements including company agreements, group agreements, deferred salary agreements, retirement, pension and mutual obligations that are not mandatory, and pensions plans, and optional and statutory profit sharing agreements.

(b)         The consummation of the transactions described in this Agreement will not (i) accelerate the time of payment or vesting or trigger any payment, forfeiture or funding (through a trust or otherwise) of compensation or benefits under, or materially increase the amount payable or create any other material obligation pursuant to, any Tegal Employee Plan or (ii) result in payments which would not be deductible under Section 280G of the Code.

4.21       Environmental Matters.  The operations of Seller and its subsidiaries with respect to the Included Businesses are and have been in compliance in all material respects with all applicable Environmental Laws (including with respect to the retention of and compliance with any Permits required thereunder) and no claim has been made or is pending or, to the Knowledge of Seller, threatened, against Seller or Tegal France, and no notice or other information has been received by Seller or Tegal France alleging, with respect to the Included Businesses, that Seller or Tegal France may be in violation of or have any liability or potential liability under any Environmental Law.  Seller has delivered or made available to Purchaser complete and accurate copies of all environmental reports, investigations and audits possessed or controlled by Seller that were obtained from, or conducted by or on behalf of such Seller Party, any Governmental Authority or any Person during the past three years and relating to premises currently or previously owned, leased, operated or controlled by Seller or Tegal France.  To the Knowledge of Seller, no premises currently or formerly owned or operated by Seller or Tegal France is materially contaminated by any substance the cost of whose remediation under applicable Environmental Law would, if such remediation were required, constitute a Material Adverse Effect.

4.22       Changes Since Balance Sheet Date.  Since the Balance Sheet Date, Seller and Tegal France have conducted the Included Businesses only in the ordinary course of business, and neither Seller nor Tegal France has:

(a)         sold, disposed of or otherwise transferred or assigned to any Person any of the Purchased Assets except for Inventory and Tangible Personal Property sold in the ordinary course of business;

(b)         (i) hired or offered employment to any individual as a Business Employee, (ii) terminated the employment of any Business Employee (nor has any Business Employee terminated his or her employment with the Company), (iii) granted any Business Employee any increase in compensation, benefits, severance or termination pay, (iv) established, adopted, entered into or amended in any material respect any Employee Benefit Plan for Tegal France other than as required by Law or (v) taken any action to accelerate any payments, rights or benefits under any Tegal Employee Plan;

(c)         terminated, rescinded, modified, amended or otherwise altered or changed any of the terms or provisions of any material Included Contract, or reduced, discounted, waived or foregone any material payment or right thereunder, or agreed to any compromise or settlement with respect thereto;

(d)         entered into any Contract to do any of the foregoing.

4.23       Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that all of the statements contained in this ARTICLE V are true and complete as of the Effective Date (or, if made as of a specified date, as of such date).

5.1         Organization.  Purchaser is a limited company duly organized, validly existing and in good standing under the laws of England and Wales.

5.2         Authorization; Enforceability.   Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed by Purchaser and to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party have been duly and validly adopted and approved by a vote of the board of directors of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement or any of the other Transaction Documents to which Purchaser is a party.  This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.  The other Transaction Documents to which Purchaser is a party, when duly and validly executed and delivered by Purchaser and the other parties thereto, will constitute the valid and binding obligations of Purchaser, each enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

5.3         Consents and Approvals; No Violations.

(a)         None of the execution and delivery by Purchaser of this Agreement or the Transaction Documents to which Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under any provision of (i) the Articles of Association or other organizational documents of Purchaser, (ii) any Order applicable to Purchaser or (iii) any applicable Law, excluding from the foregoing such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Purchaser is a party.

(b)         No consent, waiver, approval, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Transaction Documents to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by Purchaser of any other action contemplated hereby or thereby, except as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transaction Documents to which Purchaser is a party.

5.4         Litigation.  There are no Proceedings pending or, to the knowledge of Purchaser, threatened that seek to prohibit or restrain the ability of Purchaser to enter into this Agreement or the Transaction Documents to which Purchaser is a party or have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transaction Documents to be delivered by Purchaser at Closing.

5.5         Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1         Publicity.  Purchaser and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system.  The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form mutually agreed to by the Parties.

6.2         Tax Matters.

(a)         All foreign, federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer taxes (but not including value added taxes within the meaning of Council Directive 2006/112/EC of November 28, 2006 on the common system of value added tax, which shall be borne by Purchaser), if any, (such taxes, “Transfer Taxes”), due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith shall be borne by Seller, whether imposed by law on Seller or Purchaser.  Seller shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.  Purchaser shall cooperate in providing Seller upon Seller’s request therefor with any information reasonably necessary for the completion of any Tax formalities (including Tax Returns) relating to the transfer of the Purchased Assets, as well as any appropriate duly executed Tax form, resale exemption certifications, proof of payment or any other similar documentation and Seller shall promptly reimburse Purchaser for any Transfer Taxes paid directly by Purchaser.

(b)         Subject to Section 6.2(a), with respect to Property Taxes imposed with respect to the Purchased Assets (other than the Tegal France Assets) for a taxable period that includes (but does not end on) the Closing Date (each such period, a “Straddle Period”), Seller shall be liable for the portion of such Taxes attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the portion of such Taxes attributable to the Post-Closing Tax Period.  The portion of any such Straddle Period Tax that is allocable to the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period (the remainder being the amount allocable to the Post-Closing Tax Period).  If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes.  After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the Parties, so that if either Party paid more than its proper share at the Closing, the other Party shall promptly reimburse such Party for the excess amount paid by them upon presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  If either Party receives a refund of Taxes for which the other Party is responsible pursuant to this Section 6.2(b), it shall reimburse the other Party its proportionate share of such refund, less any Taxes or other costs imposed with respect to the receipt of such refund.

(c)         Subject to Sections 6.2(a) and (b), with respect to Taxes of Tegal France (including Property Taxes imposed with respect to the Tegal France Assets) for a Straddle Period, Seller shall be liable for the portion of such Taxes attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the portion of such Taxes attributable to the Post-Closing Tax Period.  The portion of any such Straddle Period Tax that is allocable to the Pre-Closing Tax Period will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period (the remainder being the amount allocable to the Post-Closing Tax Period), and (ii) in the case of all other Taxes, determined as though the taxable year of Tegal France terminated at the close of business on the Closing Date.  If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes.  After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the Parties, so that if either Party paid more than its proper share at the Closing, the other Party shall promptly reimburse such Party for the excess amount paid by them upon presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  With respect to other Taxes other than Property Taxes, if either Party receives a refund of Taxes for which the other Party is responsible pursuant to this Section 6.2(c), it shall reimburse the other Party its proportionate share of such refund, less any Taxes or other costs imposed with respect to the receipt of such refund.

(d)         Following the Closing, Purchaser shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of Tegal France or the Purchased Assets that relate to (i) taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date and (ii) any Straddle Period, and shall make or cause to be made all payments required to be made with respect to such Tax Returns.  Seller shall promptly reimburse Purchaser, without duplication, for the portion of such amounts for which Seller is liable pursuant to Sections 6.2(b) and (c) upon presentation of a statement setting forth the amount of reimbursement to which Purchaser is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Such Tax Returns shall be prepared in a manner consistent with Seller’s past practices, except as otherwise required by applicable Law.  Purchaser shall, at least twenty (20) Business Days prior to the due date (taking into account any extension) for filing any such income Tax Return, deliver to Seller for Seller’s review a draft of such Tax Return, and Purchaser shall reflect in such Tax Return, as filed, any reasonable comments or changes that Seller submits to Purchaser no later than ten (10) Business Days prior to such due date for filing such Tax Return (and, in the case of material Tax Returns other than income Tax Returns, Purchaser shall, to the extent reasonably practicable, deliver to Seller for Seller’s review a draft of such Tax Return allowing a reasonable time for such review, and shall reflect in such Tax Return, as filed, any reasonable comments or changes that Seller submits to Purchaser within a reasonably sufficient time prior to the due date for filing such Tax Return).

(e)         Seller shall be entitled to any refunds (including without limitation any interest paid thereon) or credits of Taxes with respect to Tegal France or the Purchased Assets attributable to any Pre-Closing Tax Period; provided, however, that Purchaser shall have no obligation to apply for or otherwise pursue any such refund or credit.  Purchaser shall promptly forward to or reimburse Seller for any such refunds (including without limitation any interest paid thereon) or credits due to Seller after receipt thereof.

(f)         Purchaser shall not cause or permit (i) the filing of any amended Tax Return with respect to Tegal France or the Purchased Assets for any Pre-Closing Tax Period or any Straddle Period without Seller’s written consent, which consent shall not be unreasonably withheld or delayed, or (ii) the making of any election under Section 338(g) of the Code with respect to the acquisition of the French Subsidiary Shares or any election under Treasury Regulations Section 301.7701-3 with respect to Tegal France effective on or before the Closing Date.

(g)         Tax Contests.

(i)           Purchaser and its Subsidiaries and Affiliates (including, after the Closing, Tegal France), on the one hand, and Seller and its Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually prejudiced as a result thereof.

(ii)          Purchaser shall have control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that (A) Seller shall have the right to participate in any such Tax Matter at its own expense and (B) Purchaser shall keep Seller reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which Seller is liable without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(iii)         In the event of any conflict or overlap between the provisions of this Section 6.2(g) (Tax Contests), Section 7.5 and Section 7.4, the provisions of this Section 6.2(g) shall control.

(h)         Seller and Purchaser agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Included Businesses, the Purchased Assets and Assumed Liabilities (including reasonable access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any action, suit or proceeding, claim, arbitration, litigation or investigation relating to any Tax.  Any reasonable expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.

6.3         Further Assurances.  From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be commercially reasonably necessary or appropriate to evidence, effectuate and record the sale, transfer, assignment, conveyance and delivery of, and assure fully to, Purchaser and its Designees, successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be sold, transferred, assigned, conveyed and delivered to Purchaser under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

6.4         Business Records.  From and after the Closing Date, to the extent reasonably requested by either Party hereto, each Party hereto shall, and shall cause their respective Affiliates to, cooperate with and make available to the other Party, during normal business hours, all Business Records, information and employees (without substantial disruption of employment), as well as, to the extent permitted by the applicable Laws and regulations, access to, and the cooperation of, the auditors of such Party, retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, the preparation of Tax Returns, the making of any election relating to Taxes, any litigation or investigation or any other matter requiring any such Business Records, information or employees, or access to such auditors, for any reasonable business purpose.  The Party requesting any such Business Records, information or employees, or access to such auditors, shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding any reimbursement for salaries or benefits) reasonably incurred in connection with providing such Business Records, information or employees, or access to such auditors.  Any information obtained pursuant to this Section 6.4 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to the Confidentiality Letter.  Each of Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least four (4) years following the Closing Date.

6.5         Employment Matters.  Concurrent with the Closing, Seller shall terminate each Business Employee of Seller that, with Purchaser’s approval, has agreed to accept an offer of employment from Purchaser (each, a “Transferred Employee”), effective immediately after the Closing.  Seller and its subsidiaries shall pay to such Business Employees of Seller all compensation, bonus and other amounts due and payable to such Business Employees of Seller in connection with such terminations and in accordance with Seller’s and its subsidiaries’ regular employment policies and practices.  For the avoidance of doubt, Purchaser shall have no obligation to hire or retain any Business Employee of Seller, and nothing in this Agreement confers upon any Business Employee of Seller any rights or remedies of any nature or kind whatsoever under or by reason of this Section 6.5.

6.6         Miscellaneous Transition Matters.

(a)         Collection of Accounts Receivable and Deposits.  Subject to Section 6.6(b), Seller agrees that it shall forward promptly to Purchaser any monies, checks or instruments received by Seller or any subsidiary of Seller after the Closing Date with respect to the accounts receivable purchased by Purchaser from Seller or any subsidiary of Seller pursuant to this Agreement.  Seller shall provide to Purchaser such reasonable assistance as Purchaser may request with respect to the collection of any such accounts receivable, provided Purchaser pays the reasonable out-of-pocket expenses of Seller and its officers, directors and employees incurred in providing such assistance.

(b)         Assumed Contracts In Progress.  Notwithstanding Section 6.6(a) above, the parties agree that:  (i) Seller shall be entitled to receive, and, if applicable, upon receipt Purchaser shall promptly forward to Seller, all amounts received by Purchaser under the Assigned Contracts listed on Schedule 6.6(b)(i); and (ii) Purchaser shall be entitled to receive, and, if applicable, upon receipt Seller shall promptly forward to Purchaser, all amounts received by Seller under the Assigned Contracts listed on Schedule 6.6(b)(ii).

(c)         Use of Compact Platform.  One of the three Compact platforms included in the Purchased Assets will be made temporarily available to Seller, solely for Seller’s development and demonstration of Seller’s NLD technology, on the following terms:  Purchaser shall keep a Compact system on its premises, either crated or uncrated in a warehouse or clean room space for a period not to exceed 9 months following the Closing.  If still crated, and upon advance request by Seller of not less than 30 days, Purchaser shall uncrate and place in its available clean room space for a period not to exceed 90 days, and on terms and conditions to be agreed between Seller and Purchaser (it being understood that Seller shall pay Purchaser the facilities and administrative cost associated with such display), attach the NLD Chamber as directed by Seller and allow Seller and its representatives reasonable access to the Compact system during normal business hours, solely for the purpose of demonstrating the NLD technology to interested third-parties.  If, at the expiration of the 9-month period, Seller has not requested Purchaser to uncrate the Compact System or has not scheduled the showing of the Compact system in the Purchaser’s available clean room space, Purchaser shall uncrate the Compact system, dismantle, remove, crate and ship any NLD parts to the Seller (all at Seller’s expense).

(d)         Name Change of Tegal France.  Purchaser shall promptly, but not less than 90 days, effect the change the name of Tegal France to a name that is not associated with Seller or Tegal France and carry out the relevant legal formalities in respect thereto with the French commercial registry .

(e)         Appointment of a new director of Tegal France.  Purchaser shall promptly after Closing appoint a new director (Président) of Tegal France and carry out the relevant legal formalities in respect thereto with the French commercial registry.

(f)          Audit Assistance.  From and after the Closing, to the extent reasonably requested by Purchaser and at Purchaser’s sole cost and expense, in connection with (i) any audit of the financial statements relating to the Included Businesses; (ii) any separate presentation to be prepared by Purchaser of the financial statements relating to the Included Businesses, or (iii) any presentation to be prepared by Purchaser of the pro forma effects of Purchaser’s acquisition of the Included Businesses, in each case, Seller shall, and shall use commercially reasonable efforts to cause Seller’s auditors to, (x) reasonably cooperate in the preparation of such financial statements or pro forma presentation, and (y) provide any records or other information requested by Purchaser in connection therewith.

6.7         Non-Competition.  As a material inducement to Purchaser’s willingness to enter into and perform this Agreement and to purchase the Purchased Assets and for the consideration to be paid or provided to Seller in connection with such purchase, Seller agrees that it and its subsidiaries will not Compete at any time for three years after the Closing.  For purposes of this Section 6.7, “Compete” means directly or indirectly, for its own benefit or as agent for another, participate in the ownership of (except as the passive holder of less than five percent (5%) of the outstanding shares of any class of a corporation whose stock is listed on any national or regional securities exchange), or management or control of, any present or future business enterprise that competes with the Included Businesses, or carry on activities competing with the Included Businesses, as the same was conducted by Seller and its subsidiaries as of the Closing Date.

6.8         Non-Solicitation.  From the Closing Date until the third anniversary thereof, Seller shall not solicit or seek to hire away from Purchaser any Transferred Employee or induce any Transferred Employees to terminate his or her employment with Purchaser without Purchaser’s consent.

6.9         Alcatel Consent.  After the Closing Date, Seller shall use commercially reasonable efforts to assist Purchaser (at Purchaser’s expense) in obtaining the consent of Alcatel Lucent, a company incorporated under the laws of France as a société anonyme, to the transfer and assignment of the Mark License Contract, dated as of September 2, 2008, by and between Alcatel Lucent and Seller , from Seller to Purchaser.

6.10        Other Consents.  After the Closing Date, Seller shall use commercially reasonable efforts to obtain the consent from the counterparties to the Contracts listed on Schedule 6.10.

ARTICLE VII

INDEMNITY

7.1         Survival.  The representations and warranties of the Parties in this Agreement shall survive the Closing Date and be enforceable as set forth in this ARTICLE VII.

7.2         Indemnification by Seller.  Subject to Section 7.4 below, Seller shall indemnify, save and hold harmless Purchaser, its Affiliates and their respective officers, directors, agents and representatives (the “Purchaser Indemnified Parties”) from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, judgments, settlements, awards, deficiencies, claims, demands, expenses (including reasonable costs of investigation and reasonable attorneys’ fees and expenses), interest, fines, penalties, costs of mitigation, and other losses actually paid to third parties (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to:

(a)         any misrepresentation or breach of warranty of Seller contained in this Agreement (other than pursuant to Section 4.2 or Section 4.3(a) of this Agreement) or any certificate delivered pursuant hereto;

(b)         any misrepresentation or breach of warranty of Seller contained in Section 4.2 or Section 4.3(a) of this Agreement;

(c)         any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; and

(d)         any Excluded Liability, other than Excluded Liabilities that are reimbursed or otherwise paid by Seller pursuant to Section 6.2.

7.3         Indemnification by Purchaser.  Subject to Section 7.4 below, Purchaser shall indemnify, save and hold harmless Seller, its Affiliates and their respective officers, directors, agents and representatives (the “Seller Indemnified Parties”) from and against any and all Damages, incurred in connection with, arising out of, resulting from or incident to:

(a)         any misrepresentation or breach of warranty of Purchaser contained in this Agreement (other than pursuant to Section 5.2 of this Agreement) or any certificate delivered pursuant hereto;

(b)         any misrepresentation or breach of warranty of Purchaser contained in Section 5.2 of this Agreement;

(c)         any breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement;

(d)         any Assumed Liability; and

(e)         Taxes allocated to Purchaser pursuant to Section 6.2 other than such Taxes that are reimbursed or otherwise paid by Purchaser pursuant to Section 6.2.

7.4         Limitations on Indemnification.

(a)         Subject to Section 7.4(d), an Indemnifying Party shall not have any liability under Section 7.2(a) or 7.3(a) unless both (i) notice of a claim, specifying the misrepresentation or breach in reasonable detail, is delivered on or before 5:00 p.m., Pacific Time, on the first anniversary of the Closing Date and (ii) the aggregate amount of Damages incurred or to be incurred by the Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, pursuant to Section 7.2 or 7.3, as applicable, exceeds $50,000 (the “Basket”) and, in such event, the Indemnifying Party shall be required to pay the entire amount of all such Damages.

(b)         Subject to Section 7.4(d), neither Seller nor Purchaser shall be required to indemnify any Person (i) under Section 7.2(a), in the case of Purchaser, or Section 7.3(a), in the case of Seller, for an aggregate amount of Damages exceeding $200,000 (the “Lower Cap”) or (ii) under Sections 7.2(a), 7.2(b), 7.2(c), collectively, in the case of Purchaser, or Sections 7.3(a), 7.3(b) or 7.3(c), collectively, in the case of Seller, for an aggregate amount of Damages exceeding the Purchase Price (the “Purchase Price Cap”).  For the avoidance of doubt, none of the Damages asserted by Purchaser pursuant to Section  7.2(b), 7.2(c) or 7.2(d), or by Seller pursuant to Section 7.3(b), 7.3(c), 7.3(d) or 7.3(e), regardless of whether asserted pursuant to more than one subsection of Section 7.2 or Section 7.3 (as applicable), shall be included in the calculation of Damages pursuant to clause (i) above for purposes of determining whether the Lower Cap has been exceeded; nor shall any Damages asserted by Purchaser pursuant to Section 7.2(d), or by Seller pursuant to Section 7.3(d) or 7.3(e), regardless of whether asserted pursuant to more than one subsection of Section 7.2 or Section 7.3 (as applicable), shall be included in the calculation of Damages pursuant to clause (ii) above for purposes of determining whether the Purchase Price Cap has been exceeded.

(c)         Notwithstanding anything in this Agreement to the contrary, for the purpose of this ARTICLE VII, the representations and warranties in this Agreement that are qualified by materiality or Material Adverse Effect or any similar qualification or standard shall be deemed to be made with such qualification or standard for purposes of determining whether a breach of any such representation or warranty has occurred but shall be disregarded for purposes of determining the amount of any related indemnifiable Damages.

(d)         Notwithstanding anything in this Section 7.4, none of the limitations set forth in this Section 7.4 shall apply to:

(i)           any claim for indemnification based on Sections 7.2(d),  7.3(d) or 7.3(e); or

(ii)          any claim based upon fraud.

For the avoidance of doubt, claims described in this Section 7.4(d) can be asserted until the expiration of all applicable statutes of limitations, and are not subject to the Basket, the Lower Cap or the Purchase Price Cap.

(e)          The amount of Damages recoverable pursuant to this ARTICLE VII shall be net of any Tax benefit realized by the Indemnified Party as a result of the payment or incurrence of such Damages insurance or other recoveries actually received by the Indemnified Party in connection with the facts giving rise to the right of indemnification (but without reduction for any “deductible,” “self insurance retention” or any similar risk retention expense in respect of applicable insurance policies or other expenses incurred in connection with such recovery).  Nothing herein shall be construed as obligating any Party to maintain any insurance.

7.5         Third-Party Claims.  If any lawsuit or enforcement action is filed by a non-Party against any Party entitled to the benefit of indemnity hereunder (the “Indemnified Party”), written notice thereof shall be given to the Party(ies) from whom indemnification will be sought (the “Indemnifying Party”) promptly (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder unless and to the extent such failure is prejudicial to the rights or obligations of the Indemnifying Party.  After such notice, the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed;.  In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of notice of the claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

7.6         Escrow.

(a)         Any amount that Seller is obligated to pay to a Purchaser Indemnified Party pursuant to this ARTICLE VII shall, to the extent there are sufficient Escrow Funds available at the time such payment is due, be paid first by the disbursement of Escrow Funds to such Purchaser Indemnified Party in accordance with the terms of Escrow Agreement.

(b)         On the date that is the first Business Day following the first anniversary of the Closing Date, the Escrow Agent shall release to Seller the balance of Escrow Funds available at such time, provided that the Escrow Agent shall retain an amount (up to the total amount of Escrow Funds then available) equal to the aggregate amount of Damages asserted in good faith by Purchaser Indemnified Parties in claims for indemnification under this ARTICLE VII that were asserted prior to, and remain unresolved as of, such date (the “Unresolved Claims”).  The portion of the Escrow Funds so retained for each Unresolved Claim shall be released by the Escrow Agent (to Seller, the Purchaser Indemnified Party asserting the claim or both, as applicable) only upon resolution of such Unresolved Claim and in accordance with the terms of the Escrow Agreement.

7.7         Tax Effect on Indemnification Payments.  All indemnity payments made by Seller to Purchaser Indemnified Parties, or by Purchaser to Seller Indemnified Parties, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

7.8         Exclusive Remedy.  Following the Closing, this ARTICLE VII shall provide the sole and exclusive remedy of an Indemnified Party for any Damages arising under Sections 7.2 or 7.3 as applicable (and as so limited herein); provided, however, that this Section 7.8 shall not apply, and an Indemnified Party shall be entitled to pursue any remedy available at Law or in equity, with respect to any Damages incurred or suffered by an Indemnified Party arising from or related to fraud; provided, further, that nothing in this Section 7.8 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies that do not involve the payment or other monetary compensation from the Indemnifying Party to the Indemnified Party with respect to the covenants and agreements in this Agreement that are to performed at or after the Closing.  In the case of fraud, all rights and remedies existing under this Agreement will be cumulative to, and not exclusive of, any rights or remedies otherwise available to the injured party, and the rights and remedies set forth in this ARTICLE VII will not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of any other remedies.

ARTICLE VIII

MISCELLANEOUS

8.1         Expenses.  Each party hereto shall pay all of its own fees, costs and expenses (including, without limitation, those of advisors, financial advisors, lawyers or accountants) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

8.2         Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or when sent by telecopy or other electronic or digital transmission method (including, but not limited to, in portable document format by electronic mail) or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) Business Day after being sent via an internationally recognized courier service for next business day delivery, to the party to whom it is directed:

If to Purchaser, to:

SPP Process Technology Systems, Ltd.
Ringland Way
Newport
NP18 2TA
United Kingdom
Attention: Richard Rees, VP & Chief Finance Officer
Facsimile:  +44.1633.414141
With a copy to:

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, California 94303
Attention:  Bart Deamer
Facsimile:  +1.650.849.4800

If to Seller, to:

Tegal Corporation
2201 S. McDowell Blvd.
Petaluma, CA 94954
Attention:  Thomas R. Mika
Facsimile:  +1.707.763.0415

With a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:  Robert Phillips
Facsimile:  +1.650.463.2600

or for any party, at such other address as such party shall have specified in writing to each of the others in accordance with this Section 8.2.

8.3         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

8.4         Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to limit or affect any of the provisions hereof.

8.5         Amendments; No Waivers.

(a)         Any provision of this Agreement may be waived or amended if, and only if, such amendment or waiver is in writing and signed by each of the parties hereto.

(b)         No failure by either Party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach hereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition hereof.

8.6         Entire Agreement; No Assignment.  This Agreement (including the Exhibits hereto, Disclosure Letter and any amendments hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement and understandings of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter.   This Agreement is not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned, by operation of Law or otherwise, prior to the Closing, except that Purchaser may assign its rights and delegate its obligations hereunder to one or more Designees, to the extent such rights and obligations pertain to the Purchased Assets and Assumed Liabilities that such Designee has been designated to receive and assume.

8.7         No Third Party Beneficiaries. Neither any Seller nor Purchaser intends for this Agreement or the other Transaction Documents to create any rights or obligations except as between Seller and Purchaser, and no other Person shall be treated as third-party beneficiaries hereunder or thereunder, except that each Designee designated by Purchaser to acquire any Purchased Assets pursuant to Section 2.1 shall be deemed to be a beneficiary of Seller’s covenants hereunder with respect to such Purchased Assets.

8.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of California (without regard to the choice of Law provisions thereof).

8.9         Severability.  If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable Law, such provision shall be ineffective only to the extent of such invalidity, without invalidating the remainder of this Agreement.

8.10        Specific Performance; Preservation of Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of covenants in this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.  Except as otherwise provided herein, all rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date hereof.

SPP PROCESS TECHNOLOGY SYSTEMS LTD.

By:	/s/ William Johnson
Name: William Johnson
Title: President & CEO

TEGAL CORPORATION

By:	/s/ Thomas R. Mika
Name: Thomas R. Mika
Title: President & CEO

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT